-3-

Exhibit 99.1

                                                                 PR NEWSWIRE


   NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES RESULTS OF THE ANNUAL MEETING
           AND NET INCOME AND RESULTS FOR THE FIRST FISCAL QUARTER


Red Bank, N.J. February 13, 2009 -- North European Oil Royalty Trust (NYSE-
NRT) reported that at the Annual Meeting of Unit Owners held Tuesday, February 10, 2009 in New York, unit owners re-elected the currently serving
Trustees: Robert P. Adelman, Samuel M. Eisenstat, Lawrence A. Kobrin, Willard B. Taylor and Rosalie J. Wolf.

Net income and results for the first quarter of fiscal 2009 appears below, compared with the first quarter of fiscal 2008.

                                First Fiscal      First Fiscal    Percentage
                                  Quarter            Quarter        Change
                                Ended 1/31/09     Ended1/31/08
                                -------------     ------------    ----------

German Royalties Received        $10,180,979       $ 7,215,083      +41.11%
Net Income                       $ 9,846,469       $ 6,979,325      +41.08%
Net Income per Unit                 $1.07             $0.76         +40.79%
Distribution per Unit               $1.06             $0.76         +39.47%


Net income in the first quarter of 2009 was higher than the first quarter 2008 due to the increase in gas prices, which more than offset declines in both gas sales and the average value of the Euro. Complete information regarding gas sales, gas prices and average exchange rates was previously distributed in a press release dated January 28, 2009.

Interest income was lower reflecting the decline in interest rates on Treasury bills during the period. For the quarter just ended, Trust interest income decreased 71.67% to $9,451 from $33,355 in the first quarter of fiscal 2008. Trust expenses for the first quarter of fiscal 2009 increased 27.81% or $74,848 to $343,961 in comparison to the prior year's equivalent period. The increase in costs reflects various legal matters related to the examination of the German operating companies' royalty payments that is made every two years, higher Trustees fees calculated based on the provisions of the Trust Agreement and timing issues.

The previously declared distribution of $1.06 per unit will be paid on February 25, 2009 to owners of record as of February 13, 2009. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008
or via e-mail at jvankirk@neort.com.   The Trust's website is www.neort.com.